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                                                                      EXHIBIT 11

                      SIENA HOLDINGS, INC. AND SUBSIDIARIES

                    COMPUTATION OF EARNINGS (LOSS) PER SHARE
                      (in thousands, except per share data)


                                                                 Quarter Ended                  Nine Months Ended
                                                                   March 31                          March 31
                                                        -------------------------------  --------------------------------
                                                             1999             1998            1999             1998
                                                        --------------   --------------  --------------   ---------------
BASIC EARNINGS (LOSS) PER SHARE
    COMPUTATION:
Net income (loss) available to common stockholders...   $           2    $         (10)  $         (20)   $           46
                                                        ==============   ==============  ==============   ===============
Weighted average common shares outstanding...........           6,000            4,000*          5,073*            4,000*

BASIC EARNINGS (LOSS) PER SHARE:
Net income (loss) available to common stockholders...   $        0.00*   $       (0.00)* $       (0.00)*  $         0.01*
                                                        ==============   ==============  ==============   ===============

DILUTED EARNINGS (LOSS) PER SHARE
    COMPUTATION:
Income (loss) available to common stockholders ......   $           2    $         (10)  $         (20)   $           46
Income effect of assumed conversions ................             --               --              --                --
                                                        --------------   --------------  --------------   ---------------
Net income (loss) available to common stockholders
    + assumed conversions ...........................   $           2    $         (10)  $         (20)   $           46
                                                        ==============   ==============  ==============   ===============

Weighted average common shares outstanding ..........           6,000*           4,000*          5,073*            4,000*
Plus: Dilutive potential common shares under the SHI
        Nonqualified Stock Option Plan and
        Directors' Nonqualified Stock Option Plan ...             -- *              93*            -- *               33*
                                                        --------------   --------------  --------------   ---------------
Adjusted weighted average shares outstanding ........           6,000*           4,093*          5,073*            4,033*
                                                        ==============   ==============  ==============   ===============

DILUTED EARNINGS (LOSS) PER SHARE:
Income (loss) available to common stockholders ......   $        0.00*   $       (0.00)* $       (0.00)*  $         0.01*
Income effect of assumed conversions ................             --               --              --                --
                                                        --------------   --------------  --------------   ---------------
Net income (loss) available to common stockholders
    +  assumed conversions ..........................   $        0.00*   $       (0.00)* $       (0.00)*  $         0.01*
                                                        ==============   ==============  ==============   ===============

* Average share and per share amounts are based on shares issued or reserved for issuance to creditors.